Exhibit 10.41

HEALTH CARE PROPERTY INVESTORS, INC.
CHANGE IN CONTROL SEVERANCE PLAN

1.                                       Establishment and Purpose. Health Care Property Investors, Inc. (the “Corporation”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In connection with this, the Corporation’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders. The Board has decided to reinforce and encourage the continued attention and dedication of selected members of the Corporation’s management to their assigned duties without the distraction arising from the possibility of a change in control of the Corporation. In order to induce such members of management to remain in its employ, the Corporation hereby agrees that on and after the Effective Date (as defined in Section 2), subject to the terms and conditions of this Plan, Participants (as defined in Section 3) shall be eligible to receive the severance benefits set forth in Section 6 of this Plan in the event that the Participants’ employment with the Corporation is terminated under the circumstances described in Section 5 of this Plan subsequent to a Change in Control (as defined in Section 4). Upon the Effective Date, any prior severance agreement or letter between each participant and the Corporation shall terminate and be of no further effect.

2.                                       Term of Plan. This Plan shall commence on the date of its approval by the Compensation Committee of the Board (the “Effective Date”) and shall continue in effect through December 31, 2008 (the “Term”); provided, however, commencing on January 1, 2008 and on each January 1 thereafter, the Term shall automatically be extended for one additional year as to each Participant then in the Plan unless, not later than November 30 of the preceding year, the Corporation shall have given notice to the Participant that it does not wish to extend the Term, and if such notice is timely given, the Plan will terminate at the end of the Term then in effect as to each Participant who is timely given such notice (with no extension or further notice, as the case may be); provided, further, that if a Change in Control, occurs during the Term (or the extended Term, as the case may be), the Term shall continue in effect as to each Participant in the Plan at the time of the Change in Control for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred. For purposes of clarity, the Corporation may give notice of termination of the Term to all or only certain Participants. If such notice is given to only certain Participants, the Term shall continue as set forth above as to all other Participants (subject to the Corporation’s rights to similarly terminate the Term in accordance with the foregoing on some future date(s) as to any such Participants). A Participant shall cease to be eligible for benefits under this Plan (and shall cease to be a Participant) at midnight Pacific Time on the last day of the Term applicable to that Participant. The termination or expiration of the Term as to a Participant shall not affect the Participant’s obligations under Section 10 or affect the Participant’s right to benefits (if any) pursuant to Section 6 as to any termination of employment that occurred during such Term.

3.                                       Participation.

(a)                                  Participation. The Compensation Committee of the Board (the “Committee”) shall from time to time designate in writing those employees of the Corporation (each, an “Eligible Person”) who are, subject to Section 3(b), eligible to participate in the Plan (each, a “Participant”). Notwithstanding anything else contained herein to the contrary, the Committee shall limit the class of persons selected to participate in this Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

(b)                                 Participation Agreement. To the extent the Committee has designated an Eligible Person as being eligible to participate in this Plan, the Eligible Person shall become a Participant only by promptly completing, fully executing, and returning to the Corporation a participation agreement in substantially the form attached hereto as Exhibit A (or such other form as the Committee may require and provide for at the time it designates the Eligible Person as being eligible to participate in this Plan). The Participation Agreement shall set forth the Participant’s applicable “Severance Multiplier” for the purposes of calculating the Participant’s benefits under Section 6.

(c)                                  Termination of Employment. Notwithstanding anything else contained in the Plan to the contrary, a Participant shall not be deemed to have terminated employment with the Corporation if his or her employment by the Corporation terminates but he or she otherwise continues, immediately after such termination of employment, as an employee of a subsidiary of the Corporation (a “Subsidiary”); provided that whether the Participant has Good Reason to terminate employment shall be determined by comparing the Participant’s authority, duties, responsibilities and other terms of employment after giving effect to such change to the Participant’s authority, duties, responsibilities and other terms of employment before giving effect to such change (in each case relative to the Corporation and its Subsidiaries on a consolidated basis, not simply with reference to the Participant’s employer).

(d)                                 Benefit Offset. Notwithstanding anything else contained in the Plan to the contrary, any severance benefits otherwise payable under the Plan to a Participant shall be offset or reduced by the amount of severance benefits payable or deliverable to the Participant under any other plan, program, or agreement of or with the Corporation or any of its Subsidiaries.

4.                                       Change in Control. No benefits shall be payable under Section 6 of this Plan unless there has been a Change in Control. For purposes of this Plan, a Change in Control shall be deemed to occur if any of the following take place on or after the Effective Date:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control:

(A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(1), (2) and (3) below, and (E) any acquisition by a Person who owned at least 25% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an affiliate of any such Person;

(b)                                 A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 25% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 25% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (b) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)                                 Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

5.                                       Termination Following Change in Control.

(a)                                  General. During the Term, if any of the events described in Section 4 constituting a Change in Control shall have occurred, each Participant shall be entitled to the benefits provided in Section 6(b) upon the subsequent termination of his or her employment, provided that such termination occurs during the Term and within the two (2) year period immediately following the date of such Change in Control, unless such termination is (i) because of the Participant’s death or Disability (as defined in Section 5(b)), (ii) by the Corporation for Cause (as defined in Section 5(c)), or (iii) by the Participant other than for Good Reason (including a voluntary retirement when the Participant otherwise does not have Good Reason to terminate employment). In the event that the Participant is entitled to such benefits, such benefits shall be paid notwithstanding the subsequent expiration of the Term. For purposes of clarity, no Participant shall be entitled to any benefits under this Plan if his or her employment with the Corporation terminates for any reason before a Change in Control occurs or more than two (2) years after a Change in Control occurs.

(b)                                 Disability. As to any particular Participant, “Disability” means the Participant’s inability, because of physical or mental illness or injury, to perform the essential functions of his or her customary duties to the Corporation, even with a reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four (24) month period.

(c)                                  Cause. Termination by the Corporation of a Participant’s employment for “Cause” shall mean termination (i) upon the Participant’s willful and continued failure to perform his or her duties with the Corporation (other than any such failure resulting from his or her incapacity due to physical or mental illness or any such actual or anticipated failure after the Participant’s issuance of a Notice of Termination (as defined in Section 5(f)) for Good Reason, after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties, (ii) upon the Participant’s willful and continued failure to follow and comply with the specific and lawful directives of the Committee, as reasonably determined by the Committee (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Participant’s issuance of a Notice of Termination for Good Reason), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties, (iii) upon the Participant’s willful and continued failure to follow and comply with the policies of the Corporation as in effect from time to time (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Participant’s issuance of a Notice of Termination (as defined in Section 5(f)) for Good Reason, after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not followed or complied with such Corporation policies; (iv) upon the Participant’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation; (v) upon the Participant’s willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Corporation; or (vi) upon the Participant’s indictment for, conviction of, or a plea of guilty or nolo contendere to any felony.

(d)                                 Good Reason. A Participant shall be entitled to terminate his or her employment for Good Reason. For purposes of this Plan, “Good Reason” shall mean, without the Participant’s express written consent, the occurrence after a Change in Control and during the Term of any of the following:

(i)                                     the assignment to the Participant of any duties inconsistent with the position in the Corporation that the Participant held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of the Participant’s responsibilities or the conditions of the Participant’s employment from those in effect immediately prior to such Change in Control, or any other action by the Corporation that results in a material diminution in the Participant’s position, authority, duties or responsibilities;

(ii)                                  the Corporation’s reduction of the Participant’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time;

(iii)                               the relocation of the Corporation’s offices at which the Participant is principally employed immediately prior to the date of the Change in Control (the Participant’s “Principal Location”) to a location more than thirty (30) miles from such location, or the Corporation’s requiring the Participant, without the Participant’s written consent, to be based anywhere other than his or her Principal Location, provided that such relocation results in a longer commute (measured by actual mileage) for the Participant from the Participant’s primary residence to such new location and except for required travel on the Corporation’s business to an extent substantially consistent with the Participant’s current business travel obligations;

(iv)                              the Corporation’s failure to pay to the Participant any portion of his or her current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Corporation reasonably promptly after the date such compensation is due;

(v)                                 the Corporation’s failure to continue in effect any material compensation or benefit plan in which the Participant participates immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation’s failure to continue the Participant’s participation therein (or in such substitute or alternative plan)

on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed at the time of the Change in Control;

(vi)                              the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan, as contemplated in Section 8 hereof; or

(vii)                           any purported termination of the Participant’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(f) hereof (and, if applicable, the requirements of Section 5(c) hereof), which purported termination shall not be effective for purposes of this Agreement.

Notwithstanding the foregoing, no such condition shall constitute “Good Reason” unless the Participant provides written notice of such condition to the Corporation and the Corporation fails to remedy the condition claimed to constitute Good Reason within thirty (30) days of receiving written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Corporation shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the condition claimed to constitute Good Reason. A Participant’s right to terminate his or her employment pursuant to this Section 5(d) shall not be affected by his or her incapacity due to physical or mental illness. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(e)                                  Termination Generally. For purposes of clarity, a Participant or the Corporation shall be entitled to terminate the Participant’s employment for any reason or no reason at any time after a Change in Control effective as of the applicable date set forth in Section 5(a).

(f)                                    Notice of Termination. Any purported termination of a Participant’s employment by the Corporation or by the Participant (other than termination due to death which shall terminate the Participant’s employment automatically) shall be communicated by written Notice of Termination to the Participant or the Corporation, respectively, other party hereto in accordance with Section 14. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(g)                                 Date of Termination, Etc. “Date of Termination” shall mean (a) if a Participant’s employment is terminated due to the Participant’s death, the date of the Participant’s death; (b) if a Participant’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of his or her duties during such thirty (30)-day period), and (c) if a Participant’s employment is terminated for any other reason, the date specified in the Notice of Termination.

6.                                       Compensation Upon Termination Following A Change in Control. If a Participant’s employment is terminated following a Change in Control during the Term and during the two (2) year period immediately following the date of the Change in Control, the Participant shall be entitled to the benefits described below, subject to the other terms and conditions of this Plan:

(a)                                  If the Participant’s employment is terminated in such circumstances by the Corporation for Cause or Disability or by the Participant other than for Good Reason or due to the Participant’s death, the Corporation shall pay the Participant (i) the Participant’s accrued and unpaid base salary and vacation (if any) through the Date of Termination, and (ii) all other amounts to which the Participant is entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to the Participant under this Agreement.

(b)                                 If the Participant’s employment by the Corporation shall be terminated by the Participant for Good Reason or by the Corporation other than for Cause or Disability and in all cases other than due to the Participant’s death, then, subject to the provisions of Section 7, the Participant shall be entitled to the benefits provided below. For purposes of this Section 6(b), a Participant’s “Annual Bonus Amount” shall mean the greater of (i) one-third (1/3) of the Participant’s annual base salary as in effect as of the Date of Termination or (ii) the average annual bonus received by the Participant in the three (3) years immediately prior to the Change in Control for each full year of employment with the Corporation, which shall be determined without regard to the payment of any special bonuses (e.g. transaction bonuses). For purposes of this Section 6(b), a Participant’s “Annual Base Salary” shall mean the greater of (x) the Participant’s annual base salary as in effect as of the Date of Termination or (y) the Participant’s annual base salary as in effect immediately prior to the Change in Control.

(i)                                     The Corporation shall pay to the Participant (1) the Participant’s accrued and unpaid base salary and vacation (if any) through the Date of Termination, (2) the unpaid portion, if any, of any annual bonus, plus an amount equal to the Participant’s applicable Annual Bonus Amount multiplied by a fraction, the numerator of which is the number of calendar days that the Participant was employed by the Corporation during the year of termination and the denominator of which is 365, and (3) all other amounts to which the Participant is entitled under any compensation plan of the Corporation at the time such payments are due;

(ii)                                  A lump sum severance payment equal to the sum of: (A) the Participant’s Severance Multiplier times the Participant’s Annual Base Salary; plus (B) the Participant’s Severance Multiplier times the Participant’s Annual Bonus Amount;

(iii)                               A cash payment equal to the expected aggregate cost of the premiums that would be charged to the Participant to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as in effect immediately prior to the Participant’s Date of Termination, for a period of months after the Participant’s Date of Termination equal to twelve (12) multiplied by the Participant’s Severance Multiplier.

(iv)                              (A) Any stock options or equity or equity-related compensation or grants that vest based on the passage of time and continued performance of services (to the extent outstanding and not otherwise vested as of the Date of Termination, and exclusive of any grants that include performance-based vesting criteria) shall become fully vested immediately prior to such termination; (B) any stock options or equity or equity-related compensation or grants that vest based on the satisfaction of performance-based criteria (to the extent outstanding and not otherwise vested as of the Severance Date) shall continue to be governed by the provisions of the applicable award agreement in the circumstances; provided, however, that to the extent that any such then-outstanding equity-based awards are subject to forfeiture and/or vesting requirements based on the passage of time, such awards shall be fully accelerated with respect to such time-based forfeiture and/or vesting provisions; and (C) the Participant shall have until the date that is twelve (12) months after his or her Date of Termination to exercise any stock option to the extent that it has become vested on the Date of Termination, subject to earlier termination of the stock option upon the stock option’s original expiration date or the occurrence of a change in control event or certain similar reorganization event under the terms of the applicable award agreement. Except as provided in this Section 6(b)(iv), the effect of a termination of employment on a Participant’s equity-based awards shall be determined under the terms of the applicable award agreement.

(v)                                 The Participant shall be fully vested in his or her accrued benefits under any nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by the Corporation and the Corporation shall pay the Participant a cash lump sum amount equal to the portion of the Participant’s account under the Corporation’s 401(k) plan (including, without limitation, any 401(k) matching contributions), if any, that has not become vested under the terms of such plan as of the Date of Termination.

(vi)                              The Corporation shall furnish the Participant for six (6) years following the Date of Termination (without reference to whether the Term continues in effect) with directors’ and officers’ liability insurance insuring the Participant against insurable events which occur or have occurred while the Participant was a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to the Participant than those in effect on the Effective Date; provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate; and

(vii)                           In any situation where under applicable law the Corporation has the power to indemnify (or advance expenses to) the Participant in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of the Participant’s activities as an agent, employee, officer or director of the

Corporation or in any other capacity on behalf of or at the request of the Corporation, the Corporation shall promptly on written request, indemnify (and advance expenses to) the Participant to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Corporation may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Corporation shall not be deemed to impair any other obligation of the Corporation respecting the Participant’s indemnification otherwise arising out of this or any other agreement or promise of the Corporation or under any statute.

(c)                                  Subject to Section 7 and Section 22, the payments described in Sections 6(a)(i), 6(b)(i)(1), 6(b)(i)(2), 6(b)(ii), 6(b)(iii) and 6(b)(iv), as applicable, shall be paid in cash to the Participant in a single lump sum as soon as practicable following the Date of Termination, but in no event beyond seventy four (74) days from such date (or, if earlier, the (10) business days after the Participant’s release contemplated by Section 7(a) becomes irrevocable by the Participant in accordance with applicable law.

(d)                                 The foregoing provisions of this Section 6 shall not affect: (i) a Participant’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) a Participant’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) a Participant’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any).

7.                                       Release; Exclusive Remedy.

(a)                                  This Section 7 shall apply notwithstanding anything else contained in this Plan or any other stock option, restricted stock or other equity-based award agreement to the contrary. Notwithstanding anything to the contrary contained in this Plan, the Corporation’s obligation to make any payment of benefits with respect to a Participant pursuant to Section 6(b) of this Plan (if the Participant is otherwise entitles to such benefits) is subject to the condition precedent that (i) the Participant has fully executed a valid and effective release (in the form attached hereto as Exhibit B or such other form as the Committee may reasonably require in the circumstances, which other form shall be substantially similar to that attached hereto as Exhibit B but with such changes as the Committee may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable laws), (ii) such executed release is delivered by the Participant to the Corporation so that it is received by the Corporation in the time period specified below, and (iii) such release is not revoked by the Participant (pursuant to any revocation rights afforded by applicable law). In order to satisfy the requirements of this Section 7(a), a Participant’s release referred to in the preceding sentence must be delivered by the Participant to the Corporation so that it is received by the Corporation no later than twenty five (25) calendar days after the Participant’s Date of Termination (or such later date as may be required for an enforceable release of the Participant’s claims under the United States Age Discrimination in Employment Act of 1967, as amended (“ADEA”), to the extent the ADEA is applicable in the circumstances, in which case the Participant will be provided with either twenty one (21) or forty five (45) days, depending on the circumstances of the termination, to consider the release). In addition, the Corporation may require that the

Participant’s release be executed no earlier than the date that the Participant’s employment with the Corporation terminates.

(b)                                 Each Participant agrees that the general release agreement described in Section 7(a) will require that the Participant acknowledge, as a condition to the payment of any benefits under Section 6(b), that the payments contemplated by Section 6(b) shall constitute the exclusive and sole remedy for any termination of the Participant’s employment, and each Participant will be required to covenant, as a condition to receiving any such payment, not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. No Participant shall be required to mitigate the amount of any payment provided for in Section 6 by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in Section 6 be reduced by any compensation earned by the Participant as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Corporation, or otherwise.

8.                                       Section 280G. Each Participant shall be covered by the provisions set forth in Exhibit C hereto, incorporated herein by this reference.

9.                                       Successors; Assigns

(a)                                  The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform the obligations under this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed a material breach of this Plan by the Corporation and shall entitle each Participant to terminate his or her employment and receive compensation from the Corporation in the same amount and on the same terms to which the Participant would be entitled hereunder if the Participant terminates his or her employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in this Plan and any successor to its business and/or assets as aforesaid.

(b)                                 None of the benefits, payments, proceeds or claims of any Eligible Person or Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Person or Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the foregoing, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s estate in accordance with the terms of the Plan.

10.                                 Confidentiality, Noncompetition and Non-Solicitation Covenants. Each Participant by accepting participation in the Plan expressly agrees to each of the foregoing provisions of this Section 10:

(a)                                  Confidentiality. Each Participant shall not at any time (whether during or after the Participant’s employment with the Corporation and whether or not the Participant subsequently ceases to participate in this Plan or is ever entitled to the benefits provided in Section 6) directly or indirectly, other than in the course of the Participant’s duties hereunder, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 10(a) shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Participant to disclose or make available such information (provided, however, that the Participant shall promptly notify the Corporation in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Plan, including but not limited to enforcement of this Plan. Upon termination of a Participant’s employment with the Corporation, all Confidential Information in the Participant’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Corporation and shall not be retained by the Participant or furnished to any third party, in any form except as provided herein; provided, however, that the Participant shall not be obligated to treat as confidential, or return to the Corporation copies of any Confidential Information that (x) was publicly known at the time it was disclosed to the Participant, (y) becomes publicly known or available thereafter other than by any means in violation of this Plan or any other duty owed to the Corporation by any person or entity, or (z) is lawfully disclosed to the Participant by a third party. As used in this Plan, the term “Confidential Information” means: information disclosed to a Participant or known by a Participant as a consequence of or through the Participant’s relationship with the Corporation, about the suppliers, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to supplier lists or customer lists, of the Corporation and its affiliates (collectively, the “Company Group”).

(b)                                 Noncompetition. Each Participant acknowledges that the nature of the Company Group’s business and the Participant’s position with the Corporation is such that if the Participant were to become employed by, or substantially involved in, the business of a competitor of the Company Group during the twelve (12) months following the termination of the Participant’s employment with the Corporation, it would be very difficult for the Participant not to rely on or use the Company Group’s trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company Group’s trade secrets and Confidential Information, and to protect such trade secrets and Confidential Information and the Company Group’s relationships and goodwill with customers, during the Participant’s employment with the Corporation and for a period of twelve (12) months after the Date of Termination for any reason (the “Restricted Period”), the Participant will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business anywhere in the United States and Mexico (the “Restricted Area”) that competes with any member of the

Company Group in the healthcare real estate acquisition, development, management, investment or financing industry (a “Competing Business”); provided, that the Participant may purchase and hold only for investment purposes less than 2% of the shares of any corporation in competition with the Company Group whose shares are regularly traded on a national securities exchange. Notwithstanding the preceding sentence, in the event a Participant accepts employment with or provides services to a business (the “Service Recipient”) that is affiliated with another business that engages in a Competing Business or which derives a de minimis portion of its gross revenues from Competing Businesses, the Participant’s employment by or service to the Service Recipient shall not constitute a breach by that Participant of his or her obligations pursuant to this Section 10(b) so long as each of the following conditions is satisfied at all times during the Restricted Period and while the Participant is employed by or providing service to the Service Recipient: (i) no more than 10% of the gross revenues of the Service Recipient are derived from Competing Businesses; (ii) no more than 10% of the gross revenues of the Service Recipient and those entities that (directly or through one or more intermediaries) are controlled by, control, or are under common control with such Service Recipient, together on a consolidated basis, are derived from Competing Businesses; and (iii) in the course of the Participant’s services for the Service Recipient, a material portion of the Participant’s services are not directly involved in or responsible for any Competing Business. The foregoing covenants in this Section 10(b) shall continue in effect through the entire Restricted Period regardless of whether the Participant is then entitled to receive any severance payments from the Corporation.

(c)                                  Non-Solicitation of Employees. During the Restricted Period, each Participant shall not to directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, or hire any employee or independent contractor of the Company Group whose annual rate of compensation is then $50,000 or more or cause any such Company Group employee or contractor to leave his or her employment or engagement with the Company Group either for employment with the Participant or for any other entity or person. The foregoing covenants in this Section 10(c) shall continue in effect through the entire Restricted Period regardless of whether the Participant is then entitled to receive any severance payments from the Corporation.

(d)                                 Non-Solicitation of Customers. During the Restricted Period, each Participant shall not to directly or indirectly influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company Group to divert their business away from the Company Group to any Competing Business, and each Participant agrees not to otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between any member of the Company Group and any of its customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors. The foregoing covenants in this Section 10(d) shall continue in effect through the entire Restricted Period regardless of whether the Participant is then entitled to receive any severance payments from the Corporation.

(e)                                  Understanding of Covenants. Each Participant, by accepting participation in this Plan represents as follows: the Participant (i) is familiar with the foregoing covenants set forth in this Section 10, (ii) is fully aware of the Participant’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants set forth in this Section 10, (iv) agrees that the Company Group currently conducts business throughout the Restricted Area, (v) agrees that such covenants are necessary to protect the Company Group’s confidential and proprietary information, good will, stable workforce, and customer relations, (vi) agrees that the Participant’s coverage by this Plan for the Term applicable to the Participant is good, valid and sufficient consideration for (among other things) the Participant’s agreement to such covenants, and (vii) agrees that such covenants shall continue in effect as to the Participant even if the Participant ceases at any time in the future to participate in the Plan (i.e., the Participant ceases to be a “Participant”) and even if the Participant is never entitled to the benefits set forth in Section 6 (and accordingly, the term “Participant” includes a former “Participant” to the extent necessary to effect such covenants).

(f)                                    Right to Injunctive and Equitable Relief. Each Participant’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Section 10 are of a special and unique character, which gives them a peculiar value. The Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event a Participant breaches such obligations, and the breach of such obligations would cause irreparable harm to the Corporation. Therefore, the Corporation shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Corporation may possess. Furthermore, each Participant’s obligations and the rights and remedies of the Corporation under this Section 10 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

(g)                                 Cooperation. During each Participant’s employment with the Corporation and thereafter, the Participant shall respond to all reasonable inquiries of the Corporation about any matters concerning the Corporation or its affairs that occurred or arose during the Participant’s employment by the Corporation, and each Participant shall reasonably cooperate with the Corporation in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Corporation relating to the period during which the Participant was employed by the Corporation or relating to matters of which the Participant had or should have had knowledge or information. Further, except as required by law, each Participant will at no time voluntarily serve as a witness or offer written or oral testimony against the Corporation in conjunction with any complaints, charges or lawsuits brought against the Corporation by or on behalf of any current or former employees, or any governmental or administrative agencies related to the Participant’s period of employment and will provide the Corporation with notice of any subpoena or other request for such information or testimony.

11.                                 Claims Procedures.

(a)                                  Presentation of Claim. Any Participant (such Participant being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the benefits payable to such Claimant pursuant to this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)                                 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(i)                                     that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)                                  that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)                                  the specific reason(s) for the denial of the claim, or any part of it;

(2)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)                                  a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(4)                                  an explanation of the claim review procedure and the time limits applicable to such procedures set forth in Section 11(c); and

(5)                                  a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(c)                                  Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(i)                                     may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(ii)                                  may submit written comments or other documents; and/or

(iii)                               may request a hearing, which the Committee, in its sole discretion, may grant.

(d)                                 Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i)                                     specific reasons for the decision;

(ii)                                  specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(iii)                               a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv)                              a description of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

12.                                 Arbitration; Dispute Resolution, Etc.

(a)                                  Notwithstanding anything to the contrary contained in the Plan, the Participant, in his or her sole discretion, may elect to have any claim or controversy arising out of or in connection with the Plan and/or a Participation Agreement submitted to binding arbitration and adjudicated in accordance with this Section 12 without first having to exhaust the claims procedures set forth in Article 11.

(b)                                 The Corporation and, by accepting participation in this Plan, each Participant hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with the Plan and/or the Participant’s Participation Agreement that the Corporation may have against the Participant, or that the Participant may have against the Corporation or against any of its officers, directors, employees or agents acting in their capacity as such, and which are not resolved under the terms of Article 11 (or which are not required to be resolved under the terms of Article 11, as the case may be). Each party’s promise to resolve all such claims or controversies by arbitration in accordance with the Plan rather than through the courts is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Corporation and the Participant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

(c)                                  Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., Los Angeles, California, or its successor

(“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et. seq. as the exclusive remedy of such dispute.

(d)                                 The Arbitrator shall interpret the Plan, any applicable Corporation policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. If arbitration is brought after the claim or controversy has been submitted for review by the Committee in accordance with Article 11, the Arbitrator shall limit his or her review to whether or not the Committee has abused its discretion in its interpretation of the Plan and such policies, rules, and regulations; provided, however, that the Arbitrator shall apply a de novo standard of review with respect to any claim for benefits hereunder in connection with a Change in Control. In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Corporation policy, rule or regulation, or the Plan. Except as provided in Section 12(e), the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Plan, including but not limited to, any claim that all or any part of the Plan is voidable. The Arbitrator shall have the authority to decide dispositive motions. Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.

(e)                                  Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by the Participant or the Corporation in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing. Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable. The Arbitrator shall have the authority to award full damages as provided by law. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(f)                                                                                    The Corporation shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed. Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration.

13.                                 Administration of the Plan.

(a)                                  Administration - General. The Corporation shall be the plan administrator (within the meaning of Section 3(16)(A) of ERISA). The Corporation delegates its duties under the Plan to the Committee. The Committee delegates the day-to-day ministerial duties with respect to the Plan to the Corporation’s management. The Committee and its delegates shall be named fiduciaries of the Plan to the extent required by ERISA

(b)                                 Powers and Duties of the Committee. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan,

and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:

(i)                                     To determine eligibility for and participation in the Plan;

(ii)                                  To construe and interpret the terms and provisions of the Plan;

(iii)                               To compute and certify to the amount and kind of benefits payable to Participants and their beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Section 16;

(iv)                              To maintain all records that may be necessary for the administration of the Plan;

(v)                                 To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, beneficiaries or governmental agencies as shall be required by law;

(vi)                              To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(vii)                           To appoint a plan manager or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

(c)                                  Committee Action. Subject to Section 11, the Committee shall act with respect to the Plan at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting with respect to the Plan may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

(d)                                 Construction and Interpretation. As to any event prior to a Change in Control, the Committee shall have full discretion to construe and interpret the terms and provisions of the Plan and any and all Participation Agreements, which interpretation or construction shall be final and binding on all parties, including but not limited to the Corporation and any Participant, beneficiary or other person.

14.                                 Notice. All notices under or with respect to this Plan or any Participation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)                                  if to the Corporation:

Health Care Property Investors, Inc.

Attention: Compensation Committee

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806

with a copy to:

Health Care Property Investors, Inc.

Attention: Secretary of the Corporation

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806

(b)                                 if to a Participant, to the Participant’s address most recently on file in the payroll records of the Corporation.

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to the Plan and any Participation Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

15.                                 Governing Law. The Plan and any Participation Agreement hereunder will be governed by and construed in accordance with ERISA and, to the extent not preempted thereby, the laws of the State of California (unless otherwise expressly provided in the Participant’s Participation Agreement, in which case the law of the state specified in the Participant’s Participation Agreement shall apply instead of the law of the State of California as to that Participant), without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than United States federal law and the law of the State of California (or other state, as applicable) to be applied. In furtherance of the foregoing, applicable federal law and, to the extent not preempted by applicable federal law, the internal law of the State of California (or other state, as applicable), will control the interpretation and construction of the Plan and any Participation Agreement hereunder, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any statutory reference in the Plan or any Participation Agreement shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

16.                                 Miscellaneous. The Committee may from time to time amend the Plan or any Participation Agreement in any way it deems to be advisable; provided that no such amendment shall materially and adversely affect the rights of any Participant (or former Participant) under the Plan or Participation Agreement, as applicable, without that Participant’s (or former Participant’s, as the case may be) consent. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Plan or any Participation Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by the Corporation which are not expressly set forth in this Plan. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. The Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Any obligations of the Corporation under Sections 4 and 6 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

17.                                 Unsecured General Creditor. Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Corporation or any Subsidiary. No assets of the Corporation shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Corporation under this Plan. Any and all of the Corporation’s assets shall be, and remain, the general unpledged, unrestricted assets of the Corporation (unless pledged or restricted with respect to the Corporation’s obligations other than the Plan). The Corporation’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Corporation to pay money and benefits in the future, and the rights of the Participants and their heirs or successors as to benefits under the Plan shall be no greater than those of unsecured general creditors of the Corporation.

18.                                 Other Benefit Plans. All payments, benefits and amounts provided under the Plan shall be in addition to and not in substitution for any pension rights under the any tax-qualified pension or retirement plan in which the Participant participates, and any disability, workers’ compensation or other Corporation benefit plan distribution that a Participant is entitled to (other than severance benefits), under the terms of any such plan, at the time the Participant ceases to be employed by the Corporation. Notwithstanding the foregoing, the Plan shall not create an inference that any duplicate payments shall be required. Payments received by a person under the Plan shall not be deemed a part of the person’s compensation for purposes of the determination of benefits under any other employee pension, welfare or other benefit plans or arrangements, if any, provided by the Corporation, except where explicitly provided under the terms of such plans or arrangements.

19.                                 Severability. In the event any provision of the Plan or any Participation Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Plan or Participation Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of the Plan or Participation Agreement, as applicable, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of the Plan or Participation Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

20.                                 Employment Status. Except as may be provided under any other written agreement between a Participant and the Corporation (other than the Plan and the Participation Agreement entered into with respect to this Plan), the employment of each Participant by the Corporation is “at will,” and may be terminated by either the Participant or the Corporation at any time.

21.                                 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under this Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Corporation.

22.                                 Code Section 409A. The provisions of this section shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code (“Code Section 409A”). Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” as defined for purposes of Code Section 409A, the Participant shall not be entitled to any payments pursuant to the Plan upon a termination of his or her employment until the earlier of (a) the date which is six (6) months after the Participant’s separation from service (as defined for purposes of Code Section 409A) with the Corporation, or (b) the date of the Participant’s death. In such event, any amounts otherwise payable to the Participant following a termination of the Participant’s employment that are not so paid by reason of this paragraph shall be paid as soon as practicable after the date that is six (6) months after the Participant’s separation from service (as defined for purposes of Code Section 409A) with the Corporation (or, if earlier, the date of the Participant’s death). To the extent that the Plan is subject to Code Section 409A, the Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute the Plan on the date first set forth above.

HEALTH CARE PROPERTY
INVESTORS, INC.
a Maryland corporation.

By:	/s/ Edward J. Henning

Its:	Executive Vice President

EXHIBIT A

FORM OF PARTICIPATION AGREEMENT

[Date]

Dear	:

You have been selected to participate in the Health Care Property Investors, Inc. Change in Control Severance Plan (the “Plan”), subject to your execution and return of this letter agreement (this “Participation  Agreement”) to Health Care Property Investors, Inc. (the “Corporation”).

For purposes of calculating any severance benefits you may become entitled to under Section 6 of the Plan, the following multiplier will apply:

Severance Multiplier:	[ ]

Note that the agreements you make by executing this Participation Agreement will be enforceable against you, regardless of whether or not your employment terminates in circumstances that entitle you to severance benefits under the Plan.  Nevertheless, you agree that your participation in the Plan (even if you never become entitled to severance benefits pursuant to the Plan), as well as your continued employment by the Corporation, each in and of itself and without the other constitutes good and adequate consideration for the agreements you make in this Participation Agreement.

By signing this Participation Agreement you specifically agree that you have received and read the Plan and agree to be bound by its terms. The Plan is incorporated into (made a part of) this Participation Agreement by this reference. You acknowledge and agree that the Corporation has not made any promises or representations to you concerning the Plan other than as set forth in the Plan and this Participation Agreement.

As to your participation in the Plan, the Plan and this Participation Agreement will be governed by and construed in accordance with ERISA and, to the extent not preempted thereby, the laws of the State of [                          ], without giving effect to any choice of law or conflicting provision or rule (whether of the State of [                            ] or any other jurisdiction) that would cause the laws of any jurisdiction other than United States federal law and the law of the State of [                              ] to be applied. In furtherance of the foregoing, applicable federal law and, to the extent not preempted by applicable federal law, the internal law of the State of [                            ], will control the interpretation and construction of the Plan and this Participation Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Please note that you are not required to participate in the Plan, and may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned in person or via facsimile to the Corporation’s [                      ] at (      )       -        so that it is received no later than [                        ]. This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

HEALTH CARE PROPERTY INVESTORS, INC.,
a Maryland corporation

By:
Name:
Title:

ACCEPTED AND AGREED:

Print Name:

EXHIBIT B

FORM OF RELEASE AGREEMENT(1)

This Release Agreement (this “Release Agreement”) is entered into this        day of                    20    , by and between                                           , an individual (“Executive”), and Health Care Property Investors, Inc., a Maryland corporation (the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Company’s Change in Control Severance Plan (the “Plan”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Plan, Executive and the Company agree as follows:

1.                                       Release. Executive, on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however,

(1)  The Company reserves the right to modify this form as to any Participant employed outside of California.

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that the foregoing release shall not apply to any obligation of the Company to Executive pursuant to any of the forgoing:  (1) any obligation created by or arising out of the Plan for which receipt or satisfaction has not been acknowledged, (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Fourth Amended and Restated Bylaws of the Company, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical or dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.                                       Acknowledgment of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [        ] days of pay) and salary for the current pay period, Executive acknowledges that he/she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3.                                       1542 Waiver. It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he or she understands the significance and consequences of such release and such specific waiver of SECTION 1542.

4.                                       [ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

A.                                   In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

B.                                     Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.                                     Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.                                    Executive was given a copy of this Release Agreement on [                                  , 20    ] and informed that he or she had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he or she should execute the Endorsement attached hereto;

E.                                      Executive was informed that he or she had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

F.                                      Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.](2)

(2)  Except as noted below, Section 3 will be included if the Executive is age 40 or older as of the date that the Executive’s employment by the Company terminates or in such other circumstances (if any) as the Executive may have claims under the ADEA. In the event Section 3 is included, whether the Executive has 21 days, 45 days, or some other period in which to consider the Release Agreement will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances. The determinations referred to in the preceding two sentences shall be made by the Company in its sole discretion. In any event (regardless of the applicability of the ADEA in the circumstances) the Release Agreement will include the Executive’s acknowledgements and agreements set forth in clauses 3.A, 3.B, and 3.C.

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5.                                       No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6.                                       Compliance With Participation Agreement. Executive warrants and represents that Executive has complied fully with his or her obligations pursuant to that certain Participation Agreement entered into by Executive in connection with the Plan. Executive covenants that he or she will continue to abide by the applicable provisions of such Participation Agreement.

7.                                       Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.                                       Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9.                                       Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW

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OF THE STATE OF CALIFORNIA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10.                                 Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

11.                                 Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

12.                                 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.                                 Arbitration. Any claim or controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provision set forth in the Plan.

14.                                 Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

15.                                 Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and he has had ample opportunity to do so.

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The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this                  day of                  20    , at                       , California.

“Executive”

Print Name:

HEALTH CARE PROPERTY INVESTORS, INC.,
a Maryland corporation,

By:
Name:
Title:

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ENDORSEMENT

I,                                               , hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.

EXECUTED this  [        ] day of [                           200        ], at                           , California.

Print Name:

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EXHIBIT C

SECTION 280G PROVISIONS

The provisions of this Exhibit C shall apply to each Participant in the Health Care Property Investors, Inc. Change in Control Severance Plan (the “Plan”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1.                                       Gross-Up Payment.

(a)                                  Subject to Section 1(b), in the event it is determined (pursuant to Section 2 below) or finally determined (as defined in Section 3(c) below) that any payment, distribution, transfer, benefit or other event with respect to the Corporation or a successor, direct or indirect subsidiary or affiliate of the Corporation (or any successor or affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Code, occurring after the Effective Date, to or for the benefit of a Participant or a Participant’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 1) (each a “Payment” and collectively the “Payments”) is or was subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is or was incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest, penalty, addition to tax, and costs (including professional fees) hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, the Corporation shall pay to the Participant (or to the applicable taxing authority on the Participant’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Participant of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. The Gross-Up Payment, if triggered pursuant to this Section 1(a), is intended to put the Participant in the same position as the Participant would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

(b)                                 Notwithstanding anything contained in Section 1(a) or any other provision of the Plan to the contrary, if a reduction in the amount of the Payments by an amount up to but not in excess of twenty five thousand dollars ($25,000) would avoid the imputation of any Excise Tax on the remaining Payments (after such reduction), then the Payments shall be reduced (but not below zero) so that the maximum amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Payments to be subject to the Excise Tax. Unless the Participant shall have given prior written notice to the Corporation to effectuate a reduction in the Payments if such a reduction is required, the Corporation shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Payments.

(c)                                  The preceding provisions of this Section 1 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

2.                                       Determination of Gross-Up.

(a)                                  Except as provided in Section 3, the determination that a Payment is subject to an Excise Tax, and in such event, whether a Gross-Up Payment or a reduction in Payments is required pursuant to Section 1(a) and Section 1(b), shall be made in writing by a nationally recognized accounting firm or executive compensation consulting firm selected by the Corporation (the “Accounting Firm”). Such determination shall include the amount of the Gross-Up Payment or reduction in Payments, as applicable, and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on the Participant and the Corporation.

(b)                                 For purposes of determining whether a Gross-Up Payment is required, and if so, the amount of any such Gross-Up Payment, the Participant shall be deemed to pay Federal income taxes at the highest marginal rate of Federal individual income taxation in the calendar year in which the Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Participant and shall also include the Participant’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of the Participant’s residence on the date that the Payment is made, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

3.                                       Notification.

(a)                                  The Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Corporation of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Participant receives written notice of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that if the Participant fails to give such notice within such 30-day period it shall not result in a waiver or forfeiture of any of the Participant’s rights under this Exhibit C except to the extent of actual damages suffered by the Corporation as a result of such failure. the Participant shall not pay such claim prior to the expiration of the 15-day period following the date on which the Participant gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Corporation notifies the Participant in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Participant shall:

(i)                                     give the Corporation any information reasonably requested by the Corporation relating to such claim;

(ii)                                  take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation;

(iii)                               cooperate with the Corporation in good faith in order effectively to contest such claim; and

(iv)                              permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

(b)                                 Without limitation on the foregoing provisions of this Section 3, and to the extent its actions do not unreasonably interfere with or prejudice the Participant’s disputes with the Taxing Authority as to other issues, the Corporation shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Participant to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Participant to pay such claim and sue for a refund, the Corporation shall advance an amount equal to such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the Participant’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Participant, and the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue.

(d)                                 If, after the Participant receives an amount advanced by the Corporation pursuant to Section 3(a), the Participant receives any refund with respect to such claim, the Participant shall (subject to the Corporation’s compliance with the requirements of this Exhibit

C) promptly pay to the Corporation an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Participant in connection with such advance, after giving effect to such repayment. If, after the Participant receives an amount advanced by the Corporation pursuant to Section 3(a), it is finally determined that the Participant is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(e)                                  For purposes of this Exhibit C, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (1) the expiration of the 15-day period referred to in Section 3(a) if the Corporation or the Participant’s Employer has not notified the Participant that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Participant and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the Participant receives notice from the Corporation that it no longer seeks to pursue a contest (which shall be deemed received if the Corporation does not, within 15 days following receipt of a written inquiry from the Participant, affirmatively indicate in writing to the Participant that the Corporation intends to continue to pursue such contest).

4.                                       Underpayment and Overpayment. It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made, or that a reduction in Payments was made that should not have been made (any of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made or that Payments were reduced by an amount less than that required by Section 1(b) (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 2. In the event of an Underpayment, the Corporation shall pay the Participant the amount of any such Underpayment (plus any interest or penalties payable with respect to such excess). In the event of an Overpayment, the Participant shall promptly pay to the Corporation the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by the Participant to the Corporation. The Participant shall make such payment to the Corporation as soon as administratively practicable after the Corporation notifies the Participant of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.

5.                                       Compliance with Law. Nothing in this Exhibit C is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any advance or repayment obligation hereunder would constitute such a violation, such obligation shall be modified so as to make the advance a nonrefundable payment to the Participant and the repayment obligation null and void to the extent required by such Act.

6.                                       Section 409A. Notwithstanding anything to the contrary provided herein, the payment by the Corporation to the Participant of any Gross-Up Payment required hereunder shall be paid to the Participant no later than the last day of the calendar year that follows the calendar year in which the applicable Excise Taxes on the Payments are remitted to the applicable Taxing Authority.